EXHIBIT "2.1"
DYNARESOURCE, INC.
"PANSY LEE LEASE AGREEMENT"






                             MINERAL EXPLORATION LEASE
                              WITH OPTION TO PURCHASE

         THIS AGREEMENT, is entered into this 23rd day of January 1998 by and between: West Coast Mines, Inc., a California corporation, Towers at Williams Square, 5215 N. O'Connor Road, Suite 200, Los Colinas/Irving, TX 75039 hereinafter called LESSOR (whether one or more); and NEWCREST RESOURCES, INC., a Colorado corporation, 1536 Cole Boulevard, Suite 140, Golden, Colorado 80401, hereinafter called NEWCREST:

          WITNESSETH:

          1. That LESSOR, for and in consideration of the sum of $50,000.00 (the "Initial Payment") in hand paid, and of the covenants and agreements hereinafter contained, has this day granted, leased and let and by these presents does hereby grant, lease and let unto NEWCREST the exclusive right to explore for minerals, on the terms and conditions hereinafter set forth, in, upon and under the following described land situated in Humboldt County, Nevada, to wit:

                   Township 36 North, Range 36 East MDB&M

                   Section 1: Lots 1, 2, 3, 4, S1/2N1/2, Nl/2S1/2, Sl/2SW1/4 TAX
                         PARCEL NO. 05-361-06

                  containing 555.40 acres, more or less, hereinafter called the "Subject Property".

          2. This lease shall remain in force for a term of five (5) years from the date hereof, provided that NEWCREST shall make and tender to the LESSOR the following annual rental payments:

          a.   On the first anniversary of this lease, the sum of $100,000.00

          b.   On the second anniversary of this lease, the sum of $150,000.00

          c.   On the third anniversary of this lease, the sum of $250,000.00

          d.   On the fourth anniversary of this lease, the sum of $250,000.00

          Failure of NEWCREST to timely pay any rental payment when due shall, upon ten days prior notice from LESSOR and the failure thereafter of NEWCREST to make such payment within ten days after receipt of notice, terminate this lease. NEWCREST shall have no other liability for failure to make rental payment. Termination of this lease shall relieve NEWCREST of any obligations for payments of any nature becoming due after the date of termination.

          3. NEWCREST shall have the exclusive right for itself and its employees and contractors to: (a) enter upon and have possession of the Subject Property, (b) carry out, at its expense, exploration (including road building), sampling, testing, development and any other studies on the Subject Property,
(c) use any water to which LESSOR has rights or which is appropriated or otherwise acquired by NEWCREST for its operations on the Subject Property; and
(d) remove from the Subject Property reasonable quantities of rock, ores, minerals and metals and transport the same for the purpose of sampling (including bulk sampling), testing and assaying, provided that NEWCREST shall not conduct commercial mining operations under the terms of this lease. NEWCREST shall comply with all applicable laws, rules and regulations, including applicable bonding requirements, and shall carry out its operations in a good and workmanlike manner in accordance with generally accepted exploration practices. NEWCREST shall maintain insurance with a reputable insurance carrier in the amounts customary in the mining industry for projects comparable to the operations hereunder.

         4. NEWCREST, with the co-operation of LESSOR as required, shall be responsible for obtaining all appropriate permits or authorizations prior to commencement of work and shall be responsible for performing any required reclamation resulting from its work on the Subject Property. NEWCREST shall have no responsibility for reclamation of, or any form of environmental response or remediation with respect to, any disturbances or other conditions existing on the Subject Property as of the date hereof. NEWCREST on behalf of itself and all of its agents, representatives, employees, licensees, contractors, invitees, guests, vendors, related or affiliated companies, sublessees and/or assigns (collectively "NEWCREST) agrees to indemnify and save LESSOR harmless of and from any and all liability, damage, expense, cause of action, suits, claims or judgments resulting from: (a) injury to person or property which is proximately caused by NEWCREST'S possession of or work on the Subject Property including, without limitation, any act, failure to act, or negligence of NEWCREST; or (b) the placement of any hazardous materials or environmental wastes on the Subject Property by NEWCREST. NEWCREST, at its sole cost and expense, shall perform any reclamation which may be required by any governmental or quasi-governmental agency and indemnify LESSOR from any damage, loss or injury which may be incurred as a result of the presence of such substance on the Subject Property.

         5. While this Lease remains in force and effect, NEWCREST shall within sixty (60) days of the last day of each of the first three quarters of each calendar year furnish LESSOR with a report which summarizes NEWCRESTS activities on the Subject Property during that quarter. No documents containing scientific or technical data shall be included with these reports. With the quarterly report furnished by NEWCREST within sixty (60) days after the last day of each calendar year (the fourth quarter report), NEWCREST shall furnish LESSOR one copy of each document in NEWCREST'S possession, exclusive of interpretative material or opinions, not previously furnished to LESSOR that contains scientific or technical data generated by NEWCRESTS exploration operations on the Subject Property during that calendar year. NEWCREST shall not be obligated to furnish data obtained on adjoining properties. LESSOR agrees to and hereby indemnifies and holds NEWCREST harmless from and against any and all losses, claims or liabilities which may be imposed upon or asserted against NEWCREST (by LESSOR or by any other party or entity) on account of or arising directly or indirectly from reliance on the content or accuracy of the reports or documents furnished to LESSOR by NEWCREST under this section. Each report and all accompanying information, data and documents and all information otherwise provided by NEWCREST to LESSOR under this Lease shall be treated as confidential by LESSOR and the contents thereof shall not be disclosed by LESSOR to any third party other than LESSORS legal advisors and technical consultants without NEWCRESTS prior written consent; provided, however, that such legal advisors and technical consultants shall agree in writing to keep such information confidential as provided herein.

         6. LESSOR represents and warrants to NEWCREST that:

         a. LESSOR has not transferred or encumbered any interest whatsoever in the Property by any document which does not appear in the public real property records of Humboldt County, Nevada;

         b. Except for this Lease, LESSOR is not a party to any existing oral or written contract of any kind (recorded or unrecorded) which does or could have any impact whatsoever with regard to record, possessory, legal or equitable title to the Subject Property and/or the exploration of the Subject Property;

         c. There are no pending or threatened actions, suits, claims or proceedings with respect to the Subject Property;

         d. LESSOR owns one hundred percent (100%) of the entire and undivided record title to the Subject Property, free and clear of any defects, liens or encumbrances whatsoever.

         7. NEWCREST represents and warrants to LESSOR and LESSOR represents and warrants to NEWCREST, that:

         a. That party has the capacity to enter into and perform this Lease and all transactions contemplated herein and that any required corporate and other actions necessary in order to authorize entry into and performance of this Lease have been properly taken;

         b. This Lease has been duly executed and delivered by that party and is valid and binding upon that party in accordance with its terms;

         c. The person or persons executing this Lease as or on behalf of that party is or are fully authorized to do so; and

         d. That party will not breach any other agreement or arrangement by entering into or performing this Lease.

          8. OPTION TO PURCHASE. At any time while this lease is in effect, NEWCREST may, by notice to LESSOR, elect to purchase all of LESSOR'S right, title and interest in and to the Subject Property for a total purchase price of $2,000.000.00. The price shall be exclusive of and in addition to the Initial Payment and all of the rental payments provided for in Section 2 of this lease. Any rentals not paid at the time NEWCREST elects to purchase LESSOR'S interest shall be paid in full along with the purchase price. The purchase of the property shall be consummated no later than thirty days after the date of receipt by LESSOR of the notice from NEWCREST exercising the Purchase Option, at a time and place agreed upon by the parties. At the closing of the purchase of the Subject Property, NEWCREST shall deliver to LESSOR $2,000.000.00 plus the amount of any unpaid rentals in immediately available funds, and LESSOR shall deliver to NEWCREST a deed conveying to NEWCREST all of LESSOR'S right, title and interest in and to the Subject Property together with all rights-of-way, easements, improvements, structures, fixtures and all other property rights appurtenant to and/or owned or used by LESSOR in connection with the described real property, and any right, title and interest in and to any adjoining or adjacent roads or rights-of-way, all vacated roads and rights of way, all strips and gores of land adjoining the land, and all water and water rights appurtenant to the property unless otherwise specifically excluded; subject to and provided, however, that LESSOR shall retain and reserve for itself a 2-1/2% Gross Production Royalty, as defined in Exhibit A attached hereto, and paid in the manner described in Exhibit B attached hereto, on any minerals sold by Newcrest that were mined within the surface boundaries of the Subject Property extended downward vertically. As of the time of the closing, the Subject Property shall be free and clear of all liens and encumbrances. NEWCREST shall pay all closing costs. Upon the closing of the purchase of the Subject Property, this Lease shall automatically be terminated effective as of the date of the closing, provided, however, that all representations and warranties made by the LESSOR hereunder shall survive closing and delivery of the deed.

          9. While this lease is in effect, LESSOR shall timely pay all taxes and assessments levied on the Subject Property by any state or local governmental authority, and shall pay when due all encumbrances, liens or other charges affecting or relating to the Subject Property. If LESSOR fails to make any of these payments when due, NEWCREST may, but shall not be obligated to, make them on behalf of LESSOR and, if paid by NEWCREST, NEWCREST shall receive a corresponding credit toward the purchase price at closing.

          10. All notices, payments, consents, requests, demands, waivers or other communications required or permitted by the terms of this Lease shall be in writing, and each such communication shall be either personally delivered or placed in the United States certified mail, postage prepaid, return receipt requested. Each communication shall be either delivered or mailed to NEWCREST or to LESSOR (as appropriate) at their respective addresses for notice set forth in the initial paragraph of this Lease.

          11. The rights and obligations of the parties hereto shall be fully assignable, provided, however, that the assigning party shall first obtain the prior written consent to the assignment by the other party, and provided further that the other party shall not unreasonably withhold such consent. Not withstanding the foregoing, NEWCREST may assign its rights hereunder only to an affiliate of NEWCREST or a financially and technically capable and responsible party. "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly controls, is controlled by, or is under common control with NEWCREST. For purposes of the preceding sentence, "control" means possession, directly or indirectly through one or more intermediaries, of the power to direct or cause direction of management and policies through (i) the legal or beneficial ownership of voting securities or membership interests;
(ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise. It is the intention of the parties that a "financially and technically capable and responsible party' shall be a partnership, joint venture, corporation or other form of enterprise which is able to fund and perform the professional evaluation and development of the Subject Property. For example, and without limitation, a party of such significant corporate stature such as Newmont Gold Company, Homestake Mining Company, Placer Dome Inc., or Barrick Gold Corporation is an acceptable assignee.

          12. The parties agree to execute and deliver such additional or further formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes and terms of this Lease including, without limitation, a memorandum of this Lease to be recorded in the official records of Humboldt County, Nevada. LESSOR shall not make this Lease of public record without NEWCREST'S prior written consent. If NEWCREST does not exercise the Option to Purchase, or upon termination of this Lease, NEWCREST shall deliver to LESSOR a quitclaim deed releasing the recorded memorandum.

          13. This Lease shall inure to the benefit of, and be binding upon and enforceable by NEWCREST and LESSOR and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties have executed this Lease effective as of the day and year first above written.

NEWCREST:                                  LESSOR:
                                           WEST COAST MINES, INC., a
                                           California corporation

                                           By: /S/ K.D. Diepolz
                                               ----------------------------
                                               K. D. Diepholz, Chairman/CEO


STATE OF COLORADO  )
                   )  ss
COUNTY OF JEFFERSON)

         The foregoing instrument was acknowledged before me on February 12 1998, by R.W. BARKER as President of Newcrest Resources, Inc., a Colorado corporation.

          Witness my hand and official seal.
          My Commission expires: 6/20/98.

                          /S/ Nancy H. Sotak
                          ---------------------
                              Notary Public

STATE OF TEXAS  )
                )  ss
COUNTY OF DALLAS)

         The foregoing instrument was acknowledged before me on 2/3/1998 by K.D. Diepholz, Chairman/CEO of West Coast Mines, Inc., a California corporation.

          Witness my hand and official seal.
          My Commission expires:  4/13/2001

                          /S/ Cindy L. Booker
                          --------------------
                          Notary Public

                 EXHIBIT A: GROSS PRODUCTION ROYALTY DEFINITION

          The term "Gross Production Royalty" ("GPR") as used in the Lease shall mean the gross proceeds received by NEWCREST from the sale of minerals, or products derived from minerals, from the Property after deducting the following:

                   (a) The cost of transporting mineral product from the concentrator to a smelter, refiner or other place of treatment, provided that the purpose of the transportation cost is to transport a concentrate containing recoverable gold to a smelter for treatment. No deduction for transportation shall be allowed with respect to the transfer or conveyance of gold dore.

                   (b) All state and federal production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

          The GPR will be based upon the Sales Price of the specific metals and commodities as defined below:

                   (a) Refined gold (gold meeting the specifications of the London Bullion Market Association) shall be deemed to have been sold during the month when it is produced, and the Sales Price thereof shall be deemed to be an amount calculated by multiplying the number of produced ounces by the average during the same month of the London Bullion Market Associates afternoon gold price fixings for one ounce of refined gold;

                   (b) Refined silver (silver meeting the specifications established for the New York Silver Price published by Handy & Harman) shall be deemed to have been sold during the month when it is produced, and the Sales Price thereof shall be deemed to be an amount calculated by multiplying the number of produced ounces by the average during the same month of New York
Silver spot price quotations published by Handy & Harman for one ounce of refined silver:

                   (c) In the case of any minerals other than gold or silver, Sales Price means the amount calculated by multiplying the number of units of the refined metal or other mineral product produced during any month by the average of the daily spot prices during the same month as quoted by the London Metals Exchange for one unit of that refined metal or mineral product; and

                   (d) Sales Price shall be  determined as set forth in subparts
(a), (b) and (C) above, irrespective of any actual arrangements for the sale or other disposition of minerals by NEWCREST, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection or speculative arrangements involving the possible delivery of gold, silver or other minerals from the Subject Property. If, for any reason, published prices for minerals produced from the Subject Property are not available from the sources set forth above, the parties shall select such other published commodity exchange, producer, trade publication or other listing as will fairly reflect the spot price at which sales of such commodities are being effected at the time of sale by NEWCREST.

             EXHIBIT B: GROSS PRODUCTION ROYALTY PAYMENT PROCEDURES

          1. Computation of Royalty. If and each time that minerals mined from the Subject Property are sold by NEWCREST, NEWCREST shall calculate the Gross Production Royalty ("GPR") realized by NEWCREST in connection with the sale. The GPR so calculated shall then by multiplied by the Applicable Percentage and NEWCREST shall pay LESSOR the resulting amount. LESSOR shall have no right whatsoever to take minerals or royalty "in kind".

          2. Treatment and Sale. NEWCREST shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate minerals mined from the Subject Property, at locations on or off the Subject Property. NEWCREST shall not be liable for any values lost in processing under sound processing practices and procedures, and no royalty shall be payable to LESSOR with respect thereto. No earned mineral production royalty shall be payable to LESSOR for or with respect to reasonable quantities of minerals which are not sold by NEWCREST but are used by NEWCREST for assaying, treatment amen-ability, metallurgical or other analytical processes or procedures.

          3. Commingling. NEWCREST shall have the right of mixing or commingling, at any location and either underground or at the surface, any minerals mined from the Subject Property with any ores, metals, minerals, or mineral products mined from other lands, provided that NEWCREST shall determine the weight or volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of earned mineral production royalties payable to LESSOR hereunder in the event of a sale by NEWCREST of materials so mixed or commingled.

          4. Statements and Payments. Each earned mineral production royalty payment due to LESSOR hereunder shall be made within thirty days after the end of the calendar quarter during which minerals are sold. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures necessary in order to verify the accuracy of the amount of the payment. Each payment due to LESSOR hereunder shall be made by a single check. Such payments shall be made payable to WEST COAST MINES, INC. or to such other persons or entities as may be designated in writing by LESSOR as the payees for purposes of payments due to LESSOR under this Lease. Anything to the contrary in this Lease not with-standing, NEWCREST shall not be in default hereunder for failure to make any payment to LESSOR in timely fashion if LESSOR fails or refuses to give NEWCREST written notice designating the persons or entities to be the payees named on each and every check to be sent to LESSOR by NEWCREST hereunder, and NEWCREST shall have no duty with respect to the disbursement or application of any payments to LESSOR after such payments are made in accordance with this Paragraph 4.

          5. Audit. LESSOR shall have a period of ninety days after the receipt by LESSOR of each statement provided for in Paragrpah 4 of this Exhibit B to give NEWCREST notice of any objection by LESSOR thereto. If LESSOR fails to object to a particular statement within ninety days after the receipt by LESSOR thereof, then, subject only to the provisions of Paragraph 6 ("Adjustments") of this Exhibit B the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to LESSOR. If LESSOR objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within ninety days after the statement is received by LESSOR, a certified public accountant mutually acceptable to the parties and retained by LESSOR may promptly audit NEWCREST's relevant books and records at an office selected by NEWCREST and during NEWCREST's normal business hours. Any such audit shall be made at the sole expense of LESSOR if the audit determines that the payment in question was accurate to within three percent (3%). Any such audit shall be made at the sole expense of NEWCREST if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

          6. Adiustments. Any charges, costs or expenses or any adjustments thereto which are actually made and given to NEWCREST by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to LESSOR which accompanied a preceding earned mineral production royalty payment shall be taken into account in determining the amount of the next earned mineral production royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.

                      MEMORANDUM MINERAL EXPLORATION LEASE

                             WITH OPTION TO PURCHASE

          THIS MEMORANDUM MINERAL EXPLORATION LEASE WITH OPTION TO PURCHASE is made and entered into effective as of January 23, 1998,

BY AND AMONG

                             WEST COAST MINES, INC.,
                            a California corporation,

                           Towers at Williams Square,

                        5215 N. O'Connor Road, Suite 200,
                          Los Colinas/Irving, TX 75039
                         (referred to below as "LESSOR")

AND

                            NEWCREST RESOURCES, INC.,
                             a Colorado corporation

                         1536 Cole Boulevard, Suite 140
                             Golden, Colorado 80401
                               Phone: 303-239-8796
                                Fax: 303-239-9180

                        (referred to below as "NEWCREST")


          1. Definitions For all purposes of this Memorandum, the following terms shall have the definitions specified in this Section 1:

                (a) "Effective Date" means the date set forth in the initial paragraph of the Memorandum;

                (b) "Lease" means that certain Mineral Exploration Lease with Option to Purchase between LESSOR and NEWCREST dated as of the Effective Date for the Property for which this Memorandum is to give record notice.

                (c) "Property" means and includes the real property described in Exhibit A attached hereto and made a part hereof.

                (d) "Option to Purchase" means the option to purchase the Property granted to Newcrest in Section 4 of this Memorandum and in Section 7 of the Lease;

          2. Grant and Term of Lease For and in consideration of the mutual covenants and conditions contained herein and in the Lease, the receipt and adequacy as consideration whereof is hereby acknowledged by LESSOR, LESSOR has leased and hereby leases the Property to NEWCREST on the terms and conditions contained in the Lease. Unless sooner terminated as hereinafter provided, the Lease shall remain in full force and effect for a term of five (5) years beginning on the Effective Date and expiring on the fifth anniversary of the Effective Date.

          3. Exclusive Possession While the Lease is in force and effect, and subject to all of the terms and conditions thereof, NEWCREST shall have the exclusive right for itself and its employees and contractors to enter upon and have possession of the Property.

          4. Purchase Option At any time while the Lease is in effect, NEWCREST may, by notice to LESSOR, elect to purchase all of LESSORS right, title and interest in and to the Property at the price set forth in the Lease. At the closing of the purchase of the Property, LESSOR shall deliver to NEWCREST a deed conveying to NEWCREST all of LESSOR'S right, title and interest in and to the Property free and clear of all liens and encumbrances, subject, however, to the reservations contained in the Lease. Upon the closing of the purchase of the Property, the Lease shall automatically be terminated effective as of the date of the closing.

          5. Assignment/Binding Effect The respective rights and obligations of LESSOR and NEWCREST hereunder shall be freely assignable, subject, however, to the conditions contained in paragraph 11 of the Lease. The Lease shall inure to the benefit of, and be binding upon and enforceable by, NEWCREST and LESSOR and their respective successors and assigns.

          6. Notice All notices, payments, consents, requests, demands, waivers or other communications required or permitted by the terms of the Lease shall be in writing, and each such communication shall be either personally delivered or placed in the United States certified mail, postage prepaid, return receipt requested. Each communication shall be either delivered or mailed to NEWCREST or to LESSOR (as appropriate) at their respective addresses for notice set forth in the initial paragraph of the Lease.

          7. Additional Lease Terms Additional terms and conditions of the Lease are contained in the unrecorded Lease. Nothing contained herein enlarges or diminishes the respective rights and obligations of either NEWCREST or LESSOR under their more comprehensive Lease. Information concerning the Lease may be obtained from NEWCREST at the address for NEWCREST given above.

          IN WITNESS WHEREOF, the parties have executed this Memorandum and the Lease effective as of the day and year first above written.

                                           LESSOR:

NEWCREST:                                  WEST COAST MINES, INC., a
                                           California Corporation

By: /S/ R.W. Barker                        By: /S/ K.D. Diepholz
-----------------------------              --------------------------------
Typed     name:  R. W. BARKER                      K.D. DIEPHOLZ, Chairman/CEO
Title:               President

  STATE OF COLORADO  )
                     ) ss.
  COUNTY OF JEFFERSON)


         The foregoing instrument was acknowledged before me on February 12, 1998, R. W. BARKER as President of Newcrest Resources, Inc., a Colorado corporation.

           Witness my hand and official seal.
           My Commission expires: 6/20/98

                              /S/ Nancy H. Sotak
                              -------------------
                                  Notary Public

STATE OF TEXAS  )
                ) ss.
COUNTY OF Dallas)


         The foregoing  instrument was acknowledged  before me on 2/3/1998 by K.
D. Diepholz, Chairman/CEO of West Coast Mines, Inc., a California corporation.

           Witness my hand and official seal.
           My Commission expires:  4/13/2001

                            /S/ Cindy L. Booker
                            --------------------
                                Notary Public

                                    EXHIBIT A

                         Attached to and made a part of
                         Memorandum Mineral Exploration

                          Lease with Option to Purchase
                             dated January 23, 1998

          The Property consists of the following described land situated in Humboldt County, Nevada, to wit:

                   Township 36 North, Range 36 East MDB&M

                   Section 1:     Lots 1, 2, 3, 4, S1/2Nl/2, Nl/2S1/2, S1/2SWl/4


                                          TAX PARCEL NO. 05-361-06
                                          containing 555.40 acres, more or less.

wcstrnenx. lse

--------------------------------------------------------------------------------

       NEWCREST RESOURCES, INC.
       1536 COLE BLVD., SUITE 140 PH. 303-239-8796
       GOLDEN, CO 80401

                                                                      CHECK 3453

                                                    DATE  February 13,1998

PAY TO THE     West Coast Mines, Inc.                 $50,000.00
ORDER OF

Fifty thousand and no/100 ------------------------------ DOLLARS


                                                    /S/ R.W. Barker

--------------------------------------------------------------------------------

DATE                                                       DESCRIPTION
2/13/98            Initial Payment

                 Mineral Exploration Lease with Option to Purchase Dated 1/23/98

                           1693-022 AMOUNT $50,000.00

--------------------------------------------------------------------------------

                                     RECEIPT

         Received this 18th day of February, 1998, Newcrest Resources, Inc. Check No. 3453 for $50,000.00 as full payment of the Initial Payment for that certain Mineral Exploration Lease With Option to Purchase dated January 23, 1998 from WEST COAST MINES, INC. to Newcrest Resources, Inc., describing the following land situated in Humboldt County, Nevada.



                   Township 36 North, Range 36 East M.D.B.&M.

                   Section 1:     Lots 1, 2, 3, 4, S1/2N1/2, N1/2S1/2, S1/2SW1/4

                   Containing 550.40 acres

                   Assessor's Parcel No. 05-361-06





                            WEST COAST MINES, INC., a
                             California corporation

TIN:  94-1589426                           By: /S/ K.D. Diepholz
                                               ---------------------------
                                               K.D. Diepholz, Chairman/CEO

                                                              September 29, 1998



      Mr. Koy Diepholz
      West Coast Mines, Inc.
      Towers at Williams Square
      5215 N. O'Conner Rd., Suite 200
      Irving, Texas 75039

      Dear Mr. Diepholz:

      Accompanying this letter is a brief summary of our activities on West Coast's Pansy Lee mine property near Winnemucca, Nevada. A more comprehensive report will be forthcoming later in the year.

      If you have  any  questions  please  call  either  Bob
     Barker or me at our office in Golden, Colorado.

                                                Best regards,

                                                /S/ Bob McCusker
                                                -----------------
                                                R. T. McCusker
                                                Principal Geologist

                            Newcrest Resources, Inc.

               1536 Cole Blvd., Suite 140. Golden, CO 80401 U.S.A.
                    Phone: (303) 239-8796 Fax: (303) 239-9180


TO:               Mr. Koy Diepholz/West Coast Mines, Inc.

FROM:             Newcrest Resources, Inc.

DATE:             September 29, 1998

SUBJECT:          Pansy Lee Progress Report, Humboldt County, Nevada

Since finalizing the mining lease with West Coast Mines in January of 1998. Newcrest has completed detailed geological mapping of Section 1, at a scale of 1:6,000 (1"=500'), conducted a grid soil and rock chip sampling program and undertaken ground magnetics and time domain IP/resistivity surveys over the entire project area. Reverse circulation drilling commenced on September 26 and the first of three to four holes is currently in progress.

Analytical results for 639 soil samples have been received and plotted. Initial soil sampling was conducted on a 200 ft 200 ft grid. Locally, this grid was filled in at a 100 ft x 100 ft spacing. All soil samples were sieved to -10+80 mesh and analyzed for Au, Ag, trace and base metals using FA/AA and 32-element ICP. By far the strongest Au values in soil form a large (1.600 ft x 1,800 ft) coherent anomaly, as defined by the ~ 30 ppb Au, in an area centered 2,600 ft northwest of the Pansy Lee mine.

Assay results were also received for 350 rock chip and mine dump samples. In general, Au values ranged from <5 ppb to over 12 oz Au/t. The higher Au values are closely associated with narrow zones of highly fractured and brecciated rock.

Time domain and gradient array IP/resistivity, and ground magnetic surveys were completed over the project area in late July. Results from the IP survey indicate the presence of a large, broadly arcuate shaped chargeability anomaly extending from well north of Gee Hill, southward along the west and southwest flanks of GEE Hill.

Newcrest expects to drill three to four, 1,500-ft-deep RC holes to test a number drill targets. These targets include a strong Au and coincident chargeability anomaly in the NW part of Section 1, the complex structural zone in the vicinity of the Pansy Lee mine, and an area near the summit of GEE Hill, where broadly developed hydrothermal alteration occurs. Assay results for the first hole are pending.